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 Exhibit 10.19
                         DISINFECTANT EDUCATIONAL CENTER
                                    AGREEMENT

Party A: China Pest Infestation Control and Sanitation Association ("Association") Party B: Shanghai Likang Disinfectant High-Tech co., Ltd. ("Likang")

To educate, train and develop the disinfectant market for pest control and sanitation,

Party A and Party B have reached agreement on following terms.

1. Party A will combine its reputation with Party B's disinfectant expertise to develop a disinfectant educational center.

2. Party A will establish "National Disinfectant Career Expertise Committee" with Party B's recommendation, and apply to personnel exchange service center of Health Department.

3. Party A will establish disinfectants as a professional career within its own association. It will cooperate with Party B in planning, populating job training program nationwide.

4. Party B will be responsible for the operation of the disinfectant educational center. This responsibility will include, staffing, marketing, as well as establishing the curriculum.

5. Party A will assist Party B to establish a disinfectant educational center in Beijing.

6. Party B will be responsible for financing the establishment and creation of the disinfectant educational center as well as the operation of the disinfectant educational center.

7. The disinfectant educational center assumes sole responsibility for its profits or losses. Party A will take 50% of its annual profit.

8. Party A will actively support job training program.

9. Party B will finish all preparations within a year and start to operate.

10. Party A and Party B will support each other in any other aspects of this project.



Party A: China Pest Infestation Control and Sanitation Association     STAMP
Party B: Shanghai Likang Disinfectant High-Tech co., Ltd.              STAMP

Date: May 25, 2006